Exhibit 18.1

PREFERABILITY LETTER ON CHANGE IN ACCOUNTING PRINCIPLE
May 5, 2021

The Board of Directors
Dun & Bradstreet Holdings, Inc.
Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Dun & Bradstreet Holdings, Inc. (the Company) for the three months ended March 31, 2021 and have read the Company's statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company eliminated the one-month reporting lag of its subsidiaries outside of North America and aligned the year-end for all subsidiaries to December 31. The elimination of this reporting lag represented a change in accounting principle and the Company states that the change in accounting policy is preferable in the circumstances because it provides investors with the most current information for the Company’s subsidiaries outside of North America. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2020, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP

New York, New York